EXHIBIT 5.1

[O'Melveny & Myers LLP Letterhead]

May 24, 2004

Sun Healthcare Group, Inc.
18831 Von Karman, Suite 400
Irvine, California 92612

Re: Registration of Securities of Sun Healthcare Group, Inc.

Gentlemen:

     In connection with the registration of up to 1,940,000 shares of Common Stock of Sun Healthcare Group, Inc., a Delaware corporation (the "Company"), par value $0.01 per share (the "Shares"), under the Securities Act of 1933, as amended (the "Act"), pursuant to a Registration Statement on Form S-8 (the "Registration Statement"), filed with the Securities and Exchange Commission on or about the date hereof, such Shares to be issued or delivered pursuant to the Sun Healthcare Group, Inc. 2004 Equity Incentive Plan and the Sun Healthcare Group, Inc. Amended and Restated 2002 Non-Employee Director Equity Incentive Plan (the "Plans"), you have requested our opinion set forth below.

     In our capacity as such counsel, we have examined originals or copies of those corporate and other records of the Company that we considered appropriate.

     On the basis of such examination and my consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that:

(1) the Shares have been duly authorized by all necessary corporate action on the part of the Company; and

(2) when issued in accordance with such authorization, the provisions of the Plans and relevant agreements duly authorized by and in accordance with the terms of the Plans and upon payment for and delivery of the Shares as contemplated in accordance with the Plans, and either (a) the countersigning of the certificate or certificates representing the Shares by a duly authorized signatory of the registrar for the Company's Common Stock, or (b) the book-entry of the Shares by the transfer agent for the Company's Common Stock in the name of The Depository Trust Company or its nominee, the Shares will be validly issued, fully paid and non-assessable.

     We consent to your filing this opinion as an exhibit to the Registration Statement.

Respectfully submitted,

/s/ O'Melveny & Myers LLP